EXHIBIT 99.1

News Release

For Immediate Release
For further information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

DAVE & BUSTER’S REPORTS FIRST QUARTER 2004 EARNINGS

DALLAS (June 7, 2004) Dallas - Dave & Buster’s Inc. (NYSE:DAB), a leading operator of upscale restaurant/entertainment complexes, announced earnings for its first quarter ended May 2, 2004.

Total revenue for the first quarter increased 3.7 percent, or $3.4 million, to $95.0 million from $91.6 million in the prior year’s comparable quarter. Food and beverage revenue increased 2.8 percent and amusement and other revenue increased 4.6 percent. Revenue from comparable stores increased 1.7 percent for the quarter. Special event revenue on a comparable store basis was 12.6 percent of total revenue compared to 12.2 percent of total revenue in the first quarter last year. Operating income for the period increased 4.2 percent to $7.0 million compared to $6.7 million last year. Net income for the quarter was $3.6 million, or $.25 per diluted share, compared to net income in the same period last year of $3.0 million, or $.23 per diluted share. Consensus earnings estimates for the quarter were $.23 per diluted share. The number of diluted shares outstanding increased 22.1 percent to 16.192 million shares in the current quarter compared to 13.264 million shares last year, primarily as a result of the convertible debt issued during last fiscal year.

“We are pleased to see the comparable store revenues turn positive in the first quarter, and the increase in amusement revenues is certainly encouraging,” stated Buster Corley, the Company’s CEO. “The earnings improvement continues to show that our ongoing plan of reducing costs while increasing our comparable store revenues is working. We remain focused on these objectives and believe we will be successful in finding additional efficiencies in our operations.”

“It is important to note that we improved our earnings for the fifth consecutive quarter, even with the more than 22 percent increase in diluted shares outstanding,” commented Dave Corriveau, the Company’s President. Mr. Corriveau continued, “We are pleased to announce that our Mexican licensee opened their second store in Monterrey last month. In addition, we are on target to open our new Santa Anita store in the third quarter. “

The Company will hold a conference call to discuss first quarter results on Monday, June 7, 2004, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). The call will be Webcast by both CCBN and Vcall and can be accessed at Dave & Buster’s Web site, www.daveandbusters.com. Individual investors can listen to the call through CCBN’s individual investor center www.companyboardroom.com or PrecisionIR’s Webcast site www.vcall.com. In addition, investors can access the call by visiting any of the investor sites in the CCBN or PrecisionIR Individual Investor Network. Institutional investors can access the call via CCBN’s password-

protected event management site (www.streetevents.com). The Webcast will be archived on the company’s Web site and available for replay through June 21, 2004.

Celebrating 21 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 33 locations throughout the United States and Canada. For more information on the Company, including the latest investor presentation, please visit the Company’s website, www.daveandbusters.com

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 2, 2004	February 1, 2004
ASSETS
Current assets
Cash and cash equivalents	$5,850	$3,897
Other current assets	33,221	31,460

Total current assets	39,071	35,357
Property and equipment, net	246,480	247,161
Other assets and deferred charges	13,125	13,371

	$298,676	$295,889

LIABILITIES AND STOCKHOLDERS EQUITY
Total current liabilities	$34,563	$35,577
Other long-term liabilities	27,664	27,222
Long-term debt	48,968	50,201
Stockholders’ equity
Common stock	133	132
Paid in capital	119,569	118,669
Restricted stock awards	986	905
Retained earnings	68,639	65,029

	189,327	184,735
Less: Treasury stock	(1,846)	(1,846)

Total stockholders’ equity	187,481	182,889

	$298,676	$295,889

DAVE & BUSTER’S, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 2, 2004		May 4, 2003
Food and beverage revenues	$49,021	51.6%	$47,664	52.0%
Amusement and other revenues	45,945	48.4%	43,923	48.0%

Total revenues	94,966	100.0%	91,587	100.0%
Cost of revenues	17,721	18.7%	16,671	18.2%
Operating payroll and benefits	26,928	28.4%	26,799	29.3%
Other store operating expenses	29,592	31.2%	28,192	30.8%
General and administrative expenses	6,299	6.6%	5,939	6.5%
Depreciation and amortization expense	7,466	7.9%	7,307	8.0%

Total operating expenses	88,006	92.7%	84,908	92.7%
Operating income	6,960	7.3%	6,679	7.3%
Interest expense, net	1,478	1.6%	2,060	2.3%

Income before provision for income taxes	5,482	5.8%	4,619	5.0%
Provision for income taxes	1,864	2.0%	1,570	1.7%

Net income	$3,618	3.8%	$3,049	3.3%

Net income per share
Basic	$0.27		$0.23
Diluted	$0.25		$0.23
Weighted average shares outstanding
Basic weighted average shares outstanding	13,205		13,090
Diluted weighted average shares outstanding	16,192		13,264
Other information:
Company operated stores open	33		32

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants.

Total net income	$3,618		$3,049
Add back: depreciation and amortization	7,466		7,307
interest expense, net	1,478		2,060
provision for income taxes	1,864		1,570

	$14,426		$13,986

DAVE & BUSTER’S, INC.
Consolidated Statements of Cash Flow
(dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended	13 Weeks Ended
	May 2, 2004	May 4, 2003
Cash flows from operating activities:
Income	$3,618	$3,049
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization	7,466	7,307
Deferred income tax expense	(140)	(9)
Tax benefit related to stock options	140	—
Restricted stock awards	81	66
Warrants related to convertible debt	63	—
(Gain) loss on sale of assets	(43)	160
Other	29	—
Changes in operating assets and liabilities Inventories	(700)	321
Prepaid expenses	(1,960)	(1,972)
Other current assets	899	313
Other assets and deferred charges	246	239
Accounts payable	(847)	(785)
Accrued liabilities	878	908
Income taxes payable	(905)	1,683
Other liabilities	442	451

Net cash provided by operating activities	9,267	11,731
Cash flows from investing activities:
Capital expenditures	(7,067)	(7,424)
Proceeds from sale of property and equipment	325	87

Net cash used in investing activities	(6,742)	(7,337)
Cash flows from financing activities:
Borrowings under long-term debt	1,500	1,750
Repayments of long-term debt	(2,833)	(5,875)
Proceeds from exercises of common stock options	761	135

Net cash (used) in financing activities	(572)	(3,990)

Increase in cash and cash equivalents	1,953	404
Beginning cash and cash equivalents	3,897	2,530

Ending cash and cash equivalents	$5,850	$2,934